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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO VAN KAMPEN MUNICIPAL TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Municipal Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect two Class II Trustees, one by the holders of Common Shares and Preferred Shares voting together as a single class, and one Class II Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until his or her successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                               Votes      Votes
               Matter                           For      Against
               ------                        ---------- ---------
               (1). Wayne W. Whalen......... 35,394,388 1,129,307
                    Linda Hutton Heagy(P)...      1,787         0

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

(2bi). Approval of an Agreement and Plan of Merger that provides for Invesco Van Kampen Massachusetts Value Municipal Income Trust to merge with and into the Fund by holders of Common Shares and Preferred Shares voting separately.

(2bii). Approval of an Agreement and Plan of Merger that provides for Invesco Van Kampen Ohio Quality Municipal Trust to merge with and into the Fund by holders of Common Shares and Preferred Shares voting separately.

(2biii). Approval of an Agreement and Plan of Merger that provides for Invesco Van Kampen Trust for Investment Grade New Jersey Municipals to merge with and into the Fund by holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matters were as follows:

                                        VOTES      VOTES    VOTES   BROKER
  MATTERS                                FOR      AGAINST  ABSTAIN NON-VOTES
  -------                             ---------- --------- ------- ----------
  (1).      Common Shares............ 20,082,972   738,387 613,630 15,646,526
            Preferred Shares.........      1,787         0       0          0

  (2bi).    Common Shares............ 19,874,559   906,507 653,923 15,646,526
            Preferred Shares.........      1,787         0       0          0

  (2bii).   Common Shares............ 19,831,007   940,517 663,465 15,646,526
            Preferred Shares.........      1,787         0       0          0

  (2biii).  Common Shares............ 19,789,110 1,002,324 643,555 15,646,526
            Preferred Shares.........      1,787         0       0          0

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(P)Election of Trustee by preferred shareholders only.